UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 4, 2018

LONG BLOCKCHAIN CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37808	47-2624098
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12-1 Dubon Court, Farmingdale, NY 11735

(Address of Principal Executive Offices) (Zip Code)

(855) 542-2832

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 1.01	Entry into a Material Definitive Agreement.

Effective May 4, 2018, Long Blockchain Corp. (the “Company”) and Court Cavendish Ltd., the lender (“Lender”) under the Company’s previously announced Loan and Option Agreement (the “Existing Facility”), entered into an Amended and Restated Loan and Option Agreement (the “Restated Facility”). The Company previously borrowed $2 million under the Existing Facility, of which $1,250,000 principal amount is currently outstanding and $750,000 of principal plus interest accrued thereon was converted into shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), under the terms of the Existing Facility. Under the Existing Facility, the Company had the ability to increase the facility with the consent of the Lender by requesting two extensions of $1 million each, subject to certain conditions, including the continued listing of the Common Stock on the Nasdaq Capital Market. The Common Stock was delisted from the Nasdaq Capital Market on April 12, 2018.

Under the Restated Facility, the Lender agreed to make available a first extension (an “Extension”) of $1,500,000, from which a drawdown in the amount of $1 million was funded by the Lender on May 8, 2018. The Company may request a second Extension in the amount of up to $500,000. The amount and timing of any additional drawdowns under the first Extension and any drawdowns under the second Extension will be agreed upon between the parties. All amounts owed under the Restated Facility will be secured by all of the assets of the Company, subject to certain security interests previously granted by the Company to another third party.

On the date of the first drawdown from each Extension, the Company will be required to pay the Lender a facility fee of 7% of the Extension amount, in cash or shares of Common Stock valued at $0.40 per share, at the Company’s election. The Company has elected to pay this fee from the first drawdown in shares of Common Stock. The Company also agreed to issue to the Lender four-year warrants (the “Warrants”) as follows: (i) upon the first drawdown under the first Extension, a Warrant to purchase 1,200,000 shares of Common Stock, and (ii) upon each drawdown under the second Extension, a Warrant to purchase 0.8 shares of Common Stock per dollar of the drawdown. The Warrants will have an exercise price of $0.50 per share, and will have a cashless exercise feature.

Interest on the outstanding amount under the Restated Facility, including all amounts outstanding under the Existing Facility, accrues monthly at the rate of 12.5% per annum and is payable quarterly in cash or Common Stock valued at $0.40 per share, at the Company’s election. The Restated Facility matures on December 21, 2018 (the “Maturity Date”). On the Maturity Date, all principal and any accrued but unpaid interest will be due and payable in cash or in shares of Common Stock valued at $0.40 per share, at the Lender’s election. The Lender also has the option, exercisable at any time prior to the Maturity Date, to have any principal and interest then outstanding (but in no event less than the lesser of $500,000 or the amount of principal outstanding under the Restated Facility) converted into Common Stock at a price per share such that the average conversion price of all shares issued to the Lender upon conversion, including shares previously issued upon conversion of the initial $750,000 advanced under the Existing Facility, is $0.40 per share.

Pursuant to the Restated Facility, the Lender was granted a right of first refusal in any future sale of capital stock of the Company for cash. Additionally, the Company agreed to use its reasonable best efforts to reduce the number of directors on its board of directors from eight to six, to appoint Shamyl Malik as the Chairman of the Board, and to maintain a committee of the board of directors, consisting of three directors, including the two directors previously appointed by the Lender, that must unanimously authorize any expenses in excess of $100,000 relating to the Company’s existing operating beverage business. The Company’s Board of Directors appointed Mr. Malik as Chairman of the Board on May 5, 2018.

The Restated Facility contains customary representations and warranties and affirmative and negative covenants, including covenants that, subject to certain exceptions, restrict the Company’s ability to, among other things, sell additional shares of Common Stock at a price per share less than $0.40, create certain liens, make certain types of borrowings, and engage in certain business combinations. The Restated Facility provides for customary events of default, including, among other things, certain change of control transactions. Upon the occurrence of an event of default, at the option of the Lender, all principal and interest under the Restated Facility will become immediately due and payable. The Company agreed to pay up to $25,000 of legal fees and transaction expenses of the Lender in connection with the negotiation and execution of the Restated Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated by reference. The shares of Common Stock, warrants and convertible loans were sold in a private placement to an accredited investor in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 9.01	Financial Statements, Pro Forma Financial Information, and Exhibits.

(d)	Exhibits:

Exhibit	Description

10.1	Amended and Restated Loan and Option Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 9, 2018

LONG BLOCKCHAIN CORP.

By:	/s/ Shamyl Malik
Name:	Shamyl Malik
Title:	Chief Executive Officer